Exhibit 10.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 24, 2022 between Jonathan J. Ledecky and Ironbound Partners Fund, LLC (the “Parties”, each a “Party”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership in shares of Common Stock, $0.0001 par value per share, of Yacht Finders, Inc. Each Party hereto agrees that the Schedule 13D, dated March 24, 2022, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

JONATHAN J. LEDECKY

/s/ Jonathan J. Ledecky

IRONBOUND PARTNERS FUND, LLC

By:	/s/ Jonathan J. Ledecky
Jonathan J. Ledecky Managing Member